Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION REPORTS FINANCIAL RESULTS FOR
FOURTH QUARTER AND FISCAL YEAR 2008
Company will host conference call June 12, 2008 at 11:00a.m. ET
MINNEAPOLIS, MN — June 11, 2008 — Navarre Corporation (Nasdaq: NAVR), a publisher and distributor of physical and digital home entertainment and multimedia products, today reported fiscal year 2008 fourth quarter and fiscal year-end results.
Financial Results Fiscal Year 2008 Fourth Quarter
•	Net sales were $160.2 million, as compared to net sales of $158.3 million for the same period last year, an increase of $1.9 million or 1.2%.

•	Net income from continuing operations was $919,000, or $0.03 per diluted share, as compared to net loss from continuing operations in the fourth quarter of fiscal year 2007 of $2.2 million, or $(0.06) per diluted share.

•	Net income, including discontinued operations, was $686,000 or $0.02 per diluted share, as compared to a net loss in the fourth quarter of fiscal year 2007 of $2.2 million, or a loss of $(0.06) per diluted share.

•	Earnings before interest, taxes, depreciation, amortization (EBITDA) from continuing operations was approximately $5.7 million, as compared to EBITDA from continuing operations of $4.1 million for the same quarter last year. See “Use of Non-GAAP Financial Information” below.
Financial Results Fiscal Year 2008
•	Net sales were $658.5 million, as compared to net sales of $644.8 million for the fiscal year ended March 31, 2007, an increase of $13.7 million or 2.1%.

•	Net income from continuing operations was $7.1 million, or $0.20 per diluted share, as compared to net income from continuing operations during fiscal year 2007 of approximately $3.6 million, or $0.10 per diluted share.

•	Net income, including discontinued operations, was $9.7 million, or $0.27 per diluted share, as compared to net income in fiscal year 2007 of $4.1 million, or $0.11 per diluted share.

•	EBITDA from continuing operations of $28.9 million was a record for the Company, as compared to EBITDA from continuing operations of $27.9 million for fiscal year 2007. See “Use of Non-GAAP Financial Information” below.

•	Debt, net of cash, on March 31, 2008 was $36.6 million, as compared to debt, net of cash, of $53.0 million on March 31, 2007.

Cary Deacon, Chief Executive Officer, commented, “The Company continues to manage its balance sheet very well. I am pleased with the Team’s controls regarding debt, inventory and expenses. We have streamlined the organization and shed central expenses that were related to the divestiture of our music business during the year. We continue with the final phase of our enterprise wide software system. Our transportation and warehouse modules will be completed late this summer and this implementation will totally decouple us from our old legacy system.”
Deacon continued, “FUNimation demonstrated double-digit net sales growth and more than doubled its operating profit during the 2008 fiscal year and we anticipate ongoing growth in the 2009 fiscal year. Encore maintained its solid profit performance. BCI was a major disappointment in the last half of the fiscal year. Its recovery was slower than anticipated; however, we are seeing early signs of improved performance in our first quarter. We have issued conservative guidance for FY2009 based on the current state of the economy and rising fuel costs.”
Business Segment Highlights
Publishing Segment
The publishing segment includes the results of the wholly-owned subsidiaries FUNimation, Encore and BCI. For the fourth quarter ended March 31, 2008, the publishing segment achieved net sales, before inter-company eliminations, of $29.4 million, a decrease of 4.7%, as compared to net sales of $30.9 million for the same period of the prior fiscal year. For fiscal year 2008, net sales, before inter-company eliminations, in the publishing segment decreased by 7.3% to $117.4 million, as compared to net sales of $126.7 million for fiscal year 2007. See “Use of Non-GAAP Financial Information” below.
Distribution Segment
The distribution segment distributes first and third party PC software, DVD video and video games. It should be noted that the Company has presented historical information related to the distribution segment without including the results of the independent music distribution business which was sold May 31, 2007, and is now reflected as discontinued operations.
For the fourth quarter ended March 31, 2008, the distribution segment’s net sales, before inter-company eliminations, increased by 4.2% to $148.5 million, as compared to net sales of $142.6 million for the same period last year. For fiscal year 2008, the distribution segment achieved net sales, before inter-company eliminations, of $611.0 million, as compared to net sales of $587.9 million for fiscal year 2007, an increase of 3.9%. See “Use of Non-GAAP Financial Information” below.
ERP Implementation
The implementation of the Company’s new Enterprise Resource Planning (ERP) system continued to meet expectations. The final phase of this implementation process involves the installation of a warehouse and transportation management system that has been licensed from HighJump Software. This system will be integrated with the Company’s financial reporting systems which operate on an SAP platform. Completion of this implementation process is anticipated to take place in the summer of fiscal year 2009.

Outlook
The Company reiterated its fiscal year 2009 guidance as follows:
•	Expected net sales to range between $640 million and $670 million;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) are anticipated to range between $28 million and $31 million;

•	Net income (comparable to net income without discontinued operations for fiscal year 2008) is anticipated to range between $7 million and $9 million; and

•	Cash flow from operations is anticipated to again be positive for fiscal year 2009 results.
Use of Non-GAAP Financial Information
In evaluating our financial performances and operating trends, management considers information concerning our net sales before inter-company eliminations and earnings before interest, taxes, depreciation and amortization that are not calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States of America. The Company’s management believes these non-GAAP measures are useful to investors because they provide supplemental information that facilitates comparisons to prior periods and for the evaluation of financial results. Management uses these non-GAAP measures to evaluate its financial results, develop budgets and manage expenditures. The method the Company uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is attached to this release and can also be found on the Company’s web site at www.navarre.com.
About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, DVD video, video games and accessories. Navarre develops, licenses and publishes home entertainment and multimedia content through its Encore, BCI, and FUNimation subsidiaries and has established distribution relationships with customers across a wide spectrum of retail channels. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information regarding Navarre can be found at www.navarre.com.

Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; pending investigation by the U.S. Securities and Exchange Commission (the “SEC”) could impact the reporting of future financial results or create uncertainty as to the reliability of previously-issued financial results; the seasonal nature of the Company’s business; the potential for the Company to incur significant additional costs and to experience operational and logistical difficulties in connection with its implementation of a new ERP system; Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K filings, as well as its other SEC filings and public disclosures.
Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms.

NAVARRE CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net sales	$160,188	$158,302	$658,472	$644,790
Cost of sales (exclusive of depreciation and amortization)	136,307	134,708	556,913	537,433

Gross profit	23,881	23,594	101,559	107,357
Operating expenses:
Selling and marketing	6,448	6,151	27,370	28,299
Distribution and warehousing	3,041	2,855	11,976	12,330
General and administrative	8,971	10,030	34,810	35,754
Bad debt expense (recovery)	(100)	783	(15)	3,654
Depreciation and amortization	2,540	2,859	9,587	10,958

Total operating expenses	20,900	22,678	83,728	90,995

Income from operations	2,981	916	17,831	16,362
Other income (expense):
Interest expense (1)	(1,270)	(4,232)	(6,127)	(10,220)
Interest income	92	104	259	357
Warrant expense	—	—	—	(251)
Other income (expense), net	(65)	(72)	366	(50)

Income (loss) from continuing operations before tax	1,738	(3,284)	12,329	6,198
Income tax (expense) benefit	(819)	1,096	(5,273)	(2,594)

Net income (loss) from continuing operations	919	(2,188)	7,056	3,604
Discontinued operations, net of tax:
Gain on sale of discontinued operations	178	—	4,892	—
Income (loss) from discontinued operations	(411)	(50)	(2,290)	455

Net income (loss)	$686	$(2,238)	$9,658	$4,059

Basic earnings (loss) per common share:
Continuing operations	$0.03	$(0.06)	$0.20	$0.10
Discontinued operations	$(0.01)	$—	$0.07	$0.01

Net income (loss)	$0.02	$(0.06)	$0.27	$0.11

Diluted earnings (loss) per common share:
Continuing operations	$0.03	$(0.06)	$0.20	$0.10
Discontinued operations	$(0.01)	$—	$0.07	$0.01

Net income (loss)	$0.02	$(0.06)	$0.27	$0.11

Weighted average shares outstanding:
Basic	36,167	35,897	36,105	35,786
Diluted	36,189	35,897	36,269	36,228

(1)	Fiscal year 2007 and fiscal year 2007 fourth quarter interest expense includes approximately $2.4 million of non-cash costs associated with the Company’s debt refinancing.

NAVARRE CORPORATION
Consolidated Condensed Balance Sheet
(In thousands)

	March 31,	March 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$4,445	$966
Receivables, net	76,806	70,609
Inventories	32,654	36,791
Other	24,361	20,889
Assets from discontinued operations — current	—	21,889

Total current assets	138,266	151,144
Property and equipment, net	17,181	12,551
Other assets	128,015	124,187
Assets from discontinued operations — non current	—	343

Total assets	$283,462	$288,225

Liabilities and shareholders’ equity
Current liabilities:
Note payable — line of credit	$31,314	$38,956
Note payable — short-term	150	150
Accounts payable	92,199	87,145
Other	18,257	13,680
Liabilities from discontinued operations — current	—	12,748

Total current liabilities	141,920	152,679
Long-term liabilities:
Note payable — long-term	9,594	14,850
Other	7,537	7,245

Total liabilities	159,051	174,774
Shareholders’ equity	124,411	113,451

Total liabilities and shareholders’ equity	$283,462	$288,225

NAVARRE CORPORATION
Consolidated Condensed Statements of Cash Flows
(In thousands)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$21,405	$13,483	$18,385	$21,353
Net cash used in investing activities	(2,689)	(3,116)	(13,941)	(8,880)
Net cash used in financing activities	(17,650)	(23,324)	(13,051)	(26,944)

Net cash provided by (used in) continuing operations	1,066	(12,957)	(8,607)	(14,471)
Net cash provided by discontinued operations	(869)	3,191	12,086	1,141

Net increase (decrease) in cash	197	(9,766)	3,479	(13,330)
Cash at beginning of period	4,248	10,732	966	14,296

Cash at end of period	$4,445	$966	$4,445	$966

NAVARRE CORPORATION
Supplemental Information
(In thousands)
(Unaudited)
Reconciliation of Net Sales Before Inter-Company Eliminations to GAAP Net Sales and Business Segment Information

	Three Months Ended March 31,
	2008	%	2007	%
Net sales:
Distribution	$148,505	83.5%	$142,570	82.2%
Publishing	29,403	16.5%	30,863	17.8%

Net sales before inter-company eliminations	177,908		173,433
Inter-company eliminations	(17,720)		(15,131)

Net sales as reported	$160,188		$158,302

Income (loss) from continuing operations:
Distribution	$295		$2,140
Publishing	2,686		(1,224)

Consolidated income from continuing operations	$2,981		$916

	Twelve Months Ended March 31,
	2008	%	2007	%
Net sales:
Distribution	$611,007	83.9%	$587,881	82.3%
Publishing	117,423	16.1%	126,651	17.7%

Net sales before inter-company eliminations	728,430		714,532
Inter-company eliminations	(69,958)		(69,742)

Net sales as reported	$658,472		$644,790

Income from continuing operations:
Distribution	$5,138		$6,273
Publishing	12,693		10,089

Consolidated income from continuing operations	$17,831		$16,362

Reconciliation of Net Income (Loss) from Continuing Operations to EBITDA

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net income (loss) from continuing operations, as reported	$919	$(2,188)	$7,056	$3,604
Interest expense (income), net	1,178	4,128	5,868	9,863
Tax expense (benefit)	819	(1,096)	5,273	2,594
Depreciation and amortization	2,540	2,859	9,587	10,958
Share-based compensation	246	390	1,072	910

EBITDA	$5,702	$4,093	$28,856	$27,929